EXHIBIT 99.1

Bond change for Otter Tail Ag granted

By Tom Hintgen  | The Daily Journal

Published Wednesday, June 11, 2008

Otter Tail Ag Enterprises needs more cash to purchase additional corn to put into storage. Corn is now $5.50 per bushel but could be $6.10 to $6.20 per bushel during fall harvest.

“Purchasing more corn at the present time is the prudent thing to do,” said Anthony Hicks, chief financial officer for Otter Tail Ag Enterprises who spoke to county commissioners on Tuesday.

The County utilizes the bond process to assist Otter Tail Ag Enterprises in light of the ethanol plant’s positive economic development effects on this area of Otter Tail County. Otherwise, corn grown in this area would be going to other areas of the nation and overseas to locations such as China.

“The county sees this as something positive,” said County Coordinator Larry Krohn, “making available the bond proceeds to assist with development of the ethanol plant northwest of Fergus Falls.”

The increase of credit by AgStar involves no additional funds from Otter Tail County, and the county is taking on no risk of its own.

Also speaking to the county board Tuesday, and providing details about the need to amend the agreements, was Otter Tail Ag Enterprises Attorney Kent Mattson.

In April the plant sold four million gallons of ethanol and slightly more than four million gallons during month of May. Each day about 110 trucks bring in corn or pick up distiller grain (ethanol byproduct).

There’s currently a $1.40 spread between the price of ethanol blend and the regular price of gasoline.

“So consumers still benefit well from government subsidies of the ethanol industry,” Hicks said.

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